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                                                CONFIDENTIAL TREATMENT REQUESTED
                                                FOR PORTIONS OF THIS DOCUMENT


                                                                   EXHIBIT 10.12
                           EXCLUSIVE LICENSE AGREEMENT

     This Exclusive License Agreement ("Agreement") is made this 30th day of October, effective as of the date of the last signature below (the "Effective Date"), by and between United Therapeutics Corporation, a Delaware corporation, having an address at 1826 R Street, N.W., Washington, D.C. 20009 ("UT"), and Cortech, Inc., a Delaware corporation, having an address at 6850 N. Broadway, Denver, Colorado 80221 ("Cortech").


                                   WITNESSETH:

     WHEREAS, Cortech owns or has rights in certain technology relating to CE-1037, a serine-elastase inhibitor as described in Exhibit A attached hereto.

     WHEREAS, UT desires to obtain an exclusive license under Cortech's rights in such technology to develop and commercialize products for use in the Field.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

     1.1 "Advisory Committee" shall mean the committee composed of representatives of Cortech and UT described in Section 3.4.1 below.

     1.2 "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

     1.3 "Consideration" shall mean any cash or non-cash consideration of any kind whatsoever, whether tangible or intangible, direct or indirect.

     1.4 "Cortech Future Improvements" shall mean all improvements to the Licensed Compound for use in the Field, including without limitation, all data, know-how, methods, compositions or information, whether or not patentable, which Cortech develops pursuant to its


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obligations under Sections 3.4 and 3.7 of this Agreement during the term of this
Agreement and in which Cortech has an ownership or licensable interest; all to the extent and only to the extent that that Cortech has the right to grant licenses, immunities or other rights thereunder during the term of this Agreement.

     1.5 "Dollars" or "$" means United States dollars.

     1.6 "FDA" shall mean the United States Food and Drug Administration or any successor entity.

     1.7 "Field" shall mean the treatment of all indications other than the treatment of dermatological conditions through the use of a topical preparation administered to the skin.

     1.8 "First Commercial Sale" shall mean, with respect to any Product, the first sale for use or consumption by the general public of such Product. A transfer of the Product by UT or its sublicensees (a) solely for research and development purposes and for the purpose of directly enabling UT and its permitted sublicensees to research and develop Products under this Agreement and
(b) prior to UT's receipt of approval of an NDA by the FDA (or from the governing health authority of any other country) for use of such Product in humans, shall not be considered a First Commercial Sale.

     1.9 "Law" means any local, state or federal rule, regulation, statute or law relevant to the activities undertaken pursuant to this Agreement or applicable to either of the parties with respect to any matters set forth herein.

     1.10 "Licensed Compound" means CE-1037, a serine-elastase inhibitor with such biochemical structure as described in Exhibit A, and all salts and esters thereof that are claimed under the Licensed Patent Rights.

     1.11 "Licensed Know-How" shall mean all information and data (i) which are not generally known including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing, (ii) which are set forth on Exhibit B attached hereto, (iii) which are necessary or useful for UT to make, use, develop, sell or seek regulatory approval to market a Product, and (iv) in which Cortech has an ownership or licensable interest in the Licensed Know-How as of the date of this Agreement.

     1.12 "Licensed Patent Rights" shall mean (a) all issued patents and patent applications set forth in Exhibit B attached hereto which are owned by or licensed to Cortech which claim (i) a Product, (ii) the process of manufacture or use of a Product or (iii) a congener described within the patents or patent applications set forth in Exhibit B, together with any and all patents that issue or in the future issue therefrom, including utility and design patents and certificates of invention, and (b) all divisionals, continuations, reissues, renewals and extensions to any such patents and patent applications.


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     1.13 "Licensed Technology" shall mean, collectively, the Licensed Compound,
Licensed Patent Rights, Licensed Know-How, Cortech Inventions, Joint Inventions and the Cortech Future Improvements. Without expanding the foregoing and notwithstanding anything to the contrary in this Agreement, the foregoing shall not include any technology, know-how, patent rights, trade secrets, information, data, inventions, improvements or any intellectual property rights arising from or relating to (a) Cortech's current or future oral elastase program or (b) the treatment of dermatological conditions through the use of a topical preparation administered to the skin.

     1.14 "NDA" shall mean a New Drug Application or any equivalent successor application.

     1.15 "Net Sales" shall mean, with respect to any Product, the invoiced sales price of such Product billed to independent customers who are not Affiliates, less to the extent included in the invoiced sales price, (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such independent customers for spoiled, damaged, out-dated, rejected or returned Product; (b) actual shipping and handling, freight and insurance costs incurred in transporting such Product in final form to such customers; (c) cash, quantity and trade discounts; and (d) sales, use, value-added and other taxes or governmental charges incurred in connection with the exportation or importation of such Product in final form.

     1.16 "Orphan Indication" shall mean diseases or conditions affecting 200,000 or fewer people in the United States.

     1.17 "Person" shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

     1.18 "Product" shall mean any product for use in the Field which contains, incorporates, is based upon or is derived in whole or in part from the Licensed Compound.

     1.19 "Royalty Term" shall mean, with respect to each Product in each country, the period of time equal to the longer of (a) ten (10) years from the date of the First Commercial Sale of such Product in such country or (b) if the manufacture, use, import, offering for sale or in sale of such Product in such country was at the time of the First Commercial Sale in such country covered by a Valid Patent Claim, the term for which such Valid Patent Claim remains in effect and would, if in an issued patent, be infringed but for the license granted by this Agreement.

     1.20 "Third Party" shall mean any Person other than Cortech, UT and their respective Affiliates.

     1.21 "Valid Patent Claim" shall mean either (a) a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and


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which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within the Licensed Patent Rights, which claim has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

     2.1 Each party hereby represents and warrants to the other party as follows:

         2.1.1 Corporate Existence and Power. Such party (a) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated; (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of it and would not materially adversely affect its ability to perform its obligations under this Agreement.

         2.1.2 Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

         2.1.3 No Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

         2.1.4 No Conflict. As of the Effective Date, the execution and delivery of this Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

     2.2 Warranties by Cortech. Cortech represents and warrants to UT as of the Effective Date that to Cortech's actual knowledge:

         2.2.1 Cortech is the sole and exclusive licensor or licensee of the Licensed Technology and has the right to grant the licenses hereunder;


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         2.2.2 Cortech has provided UT access to all information reasonably available to Cortech which materially addresses the safety profile of compound CE-1037; and

         2.2.3 Cortech is not aware of (a) any pending or threatened claims of litigation brought by a Third Party under any Third Party patent, trade secret or other Third Party intellectual property right regarding the Licensed Technology or compound CE-1037 or (b) any federally-funded research that directly led to the development of the Licensed Patent Rights or the Licensed Compound.

         2.2.4 Except for arrangements already in place pursuant to which rights will be transferred by Cortech to UT under this Agreement, Cortech is not aware of any required third party patent or other intellectual property licenses to make, sell, use, offer for sale or import compound CE-1037.

         2.2.5 Cortech has provided UT with copies of all material agreements relating to CE-1037, as listed on the attached Exhibit H, and this Agreement is subject to all relevant provisions of such agreements.

         2.2.6 If Cortech receives a notice of default ("Notice of Default") under Section 5.2 of the License Agreement dated November 2, 1998 between Cortech and Hoechst Marion Roussel, Inc. ("HMR") relating to elastase inhibitors (the "HMR Agreement"), Cortech shall notify UT in writing within two (2) business days.

     2.3 Warranties by UT. UT represents and warrants to Cortech that as of the Effective Date:

         2.3.1 UT will use commercially reasonable good faith efforts and resources to research, develop, seek regulatory approval, commercialize and market Products for one or more indications; and

         2.3.2 UT has delivered to Cortech (i) a complete and correct copy of UT's Certificate of Incorporation and By-laws, each as amended to date (which Certificate of Incorporation and By-laws so delivered are in full force and effect);

         2.3.3 UT has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver the Warrant (as defined below) and to consummate the transactions contemplated thereby;

         2.3.4 The Warrant is a valid and binding agreement of UT enforceable against UT in accordance with its terms;

         2.3.5 No notices, reports or other filings are required to be made by UT with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained


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by UT from, any governmental entity in connection with the execution and delivery of the Warrant by UT and the consummation by UT of the transactions contemplated thereby;

         2.3.6 The execution and delivery of the Warrant by UT do not, and the consummation of the transactions contemplated thereby by UT will not, constitute or result in (i) a breach or violation of, or a default under, the Certificate of Incorporation or By-Laws of UT or (ii) a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any contract, agreement, lease, note, or mortgage, indenture, arrangement or other obligation of UT (or by which its assets or properties are bound) or any law, ordinance, rule or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which UT (or its assets or properties) is subject;

         2.3.7 The authorized capital stock of UT consists of fifty million (50,000,000) shares of common stock, par value $0.01 per share ("Common Stock"), and ten million (10,000,000) shares of preferred stock, par value $0.01 per share ("Preferred Stock"). As of the date hereof, (i) twenty-eight million four hundred and fourteen thousand nine hundred and thirteen (28,414,913) shares of Common Stock and no shares of Preferred Stock were issued and outstanding, (ii) no shares of Common Stock were held by UT in its treasury, (iii) five million (5,000,000) shares of Common Stock were reserved for issuance pursuant to outstanding stock options to purchase shares of Common Stock ("Stock Options") granted pursuant to UT's Employee Stock Option Plan and an additional one million (1,000,000) shares of Common Stock were reserved for the grant of other Stock Options.

         2.3.8 All outstanding shares of Common Stock are, and all shares of Common Stock to be issued upon any exercise of the Warrant will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights;

         2.3.9 As of the date hereof, except for the Warrant and as disclosed in
Section 2.3.7, there are no options, warrants, calls, rights, commitments or agreements of any character to which UT is a party or by which it is bound obligating UT to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of UT or obligating UT to grant, extend or enter into any such option, warrant, call, right, commitment or agreement;

         2.3.10 UT has provided Cortech with (i) UT's audited balance sheet as of December 31, 1997 and the related statements of operations, changes in stockholders' equity and cash flows for the period June 26, 1996 to December 31, 1996 and year then ended, and (ii) UT's unaudited balance sheet as of August 31, 1998 and the related statements of operations, changes in stockholders' equity and cash flows for the one month and eight-month period then ended (the audited balance sheet at December 31, 1997 is hereinafter referred to as the "BALANCE SHEET," and all such financial statements are hereinafter referred to collectively as the "FINANCIAL STATEMENTS");


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         2.3.11 The audited Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved and are in accordance with UT's books and records, and fairly present the financial position of UT and the results of its operations as of the date and for the periods indicated thereon, subject in the case of the unaudited portion of the Financial Statements to (i) normal year-end audit adjustments which will not be material and (ii) the absence of certain footnote disclosures;

         2.3.12 At the date of the Balance Sheet (the "BALANCE SHEET DATE") and as of the date hereof, UT had and has no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise - collectively, "LIABILITIES") not reflected on the Balance Sheet except for Liabilities (i) as may have arisen in the ordinary course of business prior to the date of the Balance Sheet and which, under GAAP, would not have been required to be reflected on the Balance Sheet and (ii) incurred in the ordinary course of business since the date of the Balance Sheet which are usual and normal in amount, but in any event not greater than $50,000.00 in the aggregate (inclusive of clauses (i) and (ii));

         2.3.13 On or about July 31, 1998, UT closed a private placement of Common Stock resulting in gross proceeds to UT of not less than $5,000,000.00 at a selling price of not less than $3.00 per share of Common Stock; and

         2.3.14 There are no schedules of exceptions to any of the private placements or stock offerings conducted by UT as of the date of this Agreement which have not been provided to Cortech and UT is not aware of any material information which has not been provided to Cortech which would reasonably be the subject of inclusion on a schedule of exceptions with respect to the Warrant.

         2.3.15 In connection with the private placements or stock offerings conducted by UT as of the date of this Agreement, no third party has been granted any material rights in connection with the stock which is the subject of such private placements or stock offerings not granted to Cortech with respect to the Warrant. UT has shared information with Cortech regarding warrant grants as set forth in Exhibit G.

         2.3.16 Any and all financial information or financial data pertaining to UT, at the time such information or data was furnished by or on behalf of UT to Cortech, does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement was made, not misleading.

     2.4 Disclaimer by Cortech. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 2, CORTECH MAKES NO OTHER REPRESENTATIONS, WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TECHNOLOGY OR THE LICENSED COMPOUND AND CORTECH DISCLAIMS ALL OTHER REPRESENTATIONS, WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT


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LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR
PURPOSE AND NONINFRINGEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 2, CORTECH MAKES NO REPRESENTATION AND EXTENDS NO WARRANTIES WHATSOEVER, EITHER EXPRESS OR IMPLIED, (A) THAT THE LICENSED TECHNOLOGY MAY BE UTILIZED TO CREATE ANY PRODUCT, (B) THAT THE LICENSED TECHNOLOGY OR A PRODUCT MANUFACTURED, USED, SOLD OR OTHERWISE MARKETED UNDER THE LICENSED TECHNOLOGY SHALL BE FREE FROM INFRINGEMENT OF ANY THIRD PARTY PATENT (WHETHER PRESENTLY ISSUED OR WHICH MAY ISSUE IN THE FUTURE) OR OTHER INTELLECTUAL PROPERTY RIGHT OR (C) THAT THE LICENSED TECHNOLOGY COMPRISES INVENTIONS WHICH WILL MATURE INTO ISSUED PATENTS HAVING VALID AND ENFORCEABLE CLAIMS OR (D) THAT THE LICENSED TECHNOLOGY COMPRISES PATENTS WHICH WILL REMAIN VALID AND ENFORCEABLE.

                                    ARTICLE 3
                    DEVELOPMENT AND COMMERCIALIZATION PROGRAM

     3.1 Research and Development Efforts. UT shall use its commercially reasonable efforts to develop and conduct such research, development and preclinical and human clinical trials to obtain all regulatory approvals to manufacture, market and commercialize such Products as UT determines are commercially reasonably feasible, and diligently obtain necessary approvals to commence marketing and market each such Product in such countries as UT determines are commercially feasible; provided however, that UT shall have the right to distribute (without receipt of Consideration and without payment of a royalty to Cortech) in any calendar year for compassionate purposes to indigent patients, an aggregate of up to ten percent (10%) of the total number of Products sold in units (with the receipt of Consideration) in such calendar year by UT, its Affiliates and sublicensees. UT, at its sole expense, shall fund the costs of all such research, development, preclinical and clinical trials, regulatory approval, manufacture of the Products and commercialization and marketing of the Products. UT shall use its commercially reasonable efforts to conduct such research, development, clinical trials, manufacturing and commercialization and marketing of Products pursuant to the development plan and timeline attached hereto as Exhibit C. UT will solely and exclusively own all regulatory applications and approvals obtained by UT with respect to Products.

     3.2 Records. UT shall maintain records, in sufficient detail and in good scientific manner appropriate for patent purposes, which shall reflect all work done and results achieved in the performance of its research and development regarding the Licensed Technology and the Products (including all data in the form required under all applicable laws and regulations).

     3.3 Reports. On a yearly basis, within ninety (90) days following the end of each calendar year during the term of this Agreement, UT shall prepare and deliver to Cortech a



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written report which shall describe, in reasonably sufficient detail (a) the research performed by UT to date employing the Licensed Technology, (b) the progress of the development and testing of Products in clinical trials and (c) the status of obtaining the necessary approvals to market Products. In addition, UT shall use its best efforts to provide Cortech with a minimum of three (3) months' advance written notice of the contemplated filing of an Investigational New Drug application ("IND") in the United States (or similar application in any other country), written notice of all other regulatory filings and submissions prior to the date of such submissions, and written notice of all approvals obtained promptly after obtaining such approvals. UT shall keep Cortech reasonably apprised of all written information or feedback provided by regulatory authorities to UT during the term of this Agreement.

     3.4 Advisory Committee.

         3.4.1 Composition of the Advisory Committee. The Advisory Committee shall be comprised of two (2) named representatives of Cortech and two (2) named representatives of UT. Each party shall appoint its respective representatives to the Advisory Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other party of such change. Notwithstanding anything to the contrary in this Agreement, if Cortech is unable, for any material reason, to appoint such representatives to the Advisory Committee or to participate in such Advisory Committee meetings, such inability shall not be considered a breach of this Agreement by Cortech.

         3.4.2 Meetings. The Advisory Committee shall meet not less than once each calendar quarter during the term of this Agreement on such dates and at such times and places as agreed to by Cortech and UT, alternating between Cortech's principal offices and UT's principal offices, or such other locations as the parties shall agree, unless both parties mutually determine that a meeting should not take place. At such meetings, the Advisory Committee shall discuss UT's research, development and commercialization efforts under this Agreement and establish priorities therefor, and shall discuss any actual regulatory filings regarding Products together with any anticipated regulatory filings with respect to possible Products. Each party shall bear its own expenses in connection with travel and attendance at such meetings.

     3.5 Purchase of Compound. UT, at UT's sole expense, shall have the right to purchase the compound CE-1037 from Cortech's existing inventory in such intermediate and bulk forms, amounts and prices set forth on Exhibit D hereto. From time to time, upon the request of UT, Cortech may sell to UT additional amounts of compound CE- 1 03 7 in such form and in such amounts as UT requests and Cortech agrees to provide to UT; provided however, that (a) such compound CE-1037 is reasonably available to Cortech in the forms and amounts requested by UT and (b) Cortech shall have no obligations regarding Cortech's ability to supply compound CE-1037 to UT or with respect to the quality, quantity, viability or purity of compound CE-1037. UT will be solely responsible for all costs and expenses relating to shipping, handling and delivery of compound CE-1037 to UT. UT shall have the right to purchase the Licensed Compound from a cGMP supplier, provided that, the royalty reduction under Section 5.7 shall not apply to any royalty paid by UT to such supplier.


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     3.6 Cessation of Development by UT. UT may choose to discontinue development of Products under this Agreement at any time without penalty upon written notice to Cortech if, in UT's commercially reasonable discretion, the Products do not satisfy the clinical needs for UT's targeted clinical indications; provided that, upon such discontinuation of development by UT (a) all rights and licenses to the Licensed Technology granted by Cortech to UT under this Agreement shall terminate and revert to Cortech; and (b) Cortech shall have an unrestricted royalty-free exclusive license (with the right to grant sublicenses) to conduct research and development and to make, use, sell, offer for sale and import products (the "Cortech Products") utilizing or incorporating inventions, improvements, compositions, know-how, data, information, materials, regulatory filings and any intellectual property arising out of or relating to UT's performance under this Agreement or UT's use of the Licensed Technology (collectively, the "UT Improvements"). Upon such discontinuation, UT shall promptly provide and deliver to Cortech the UT Improvements. If such discontinuation of Product development by UT occurs during or after UT's initiation of Phase III clinical studies, the license to Cortech under subparagraph (b) above shall bear a [ ] royalty on Net Sales of Cortech Products by Cortech to Third Parties, on a country-by-country basis, for the longer of (x) ten (10) years from the date of Cortech's first commercial sale of Cortech Products or (y) if the manufacture, use, import, offering for sale or sale of Cortech Products was at the time of Cortech's first commercial sale of Cortech Products covered by a patent owned by UT, the term for which such patent remains in effect and would, if in an issued patent, be infringed. UT shall promptly provide Cortech with all UT Improvements within thirty (30) days after UT's discontinuation of Product development.

     3.7 Cortech Obligations.

         3.7.1 Within thirty (30) days following the execution of this Agreement, Cortech shall supply UT with the information, items and other materials relating to the Licensed Technology set forth on Exhibit E attached hereto.

         3.7.2 Cortech shall, upon the reasonable request of UT and subject to the availability of Cortech personnel, provide UT with such reasonable assistance and consultation that is mutually agreed to by Cortech and UT regarding the Licensed Compound and the Licensed Technology, such agreement of Cortech not to be unreasonably withheld or delayed. UT shall compensate Cortech for such assistance and consultation at an hourly rate which shall be agreed to by the parties in good faith. UT shall also reimburse Cortech for all reasonable costs and expenses incurred by Cortech in connection with Cortech's assistance and consultation under this Section 3.7.2. Cortech makes no representations, warranties or covenants regarding the assistance or consulting services (if any) provided by Cortech to UT under this Section 3.7.2.


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                                    ARTICLE 4

                                  LICENSE GRANT

     4.1 Licensed Technology. Cortech hereby grants to UT and its Affiliates a worldwide, exclusive, royalty-bearing license (with the right to grant sublicenses as set forth in Section 4.2 below) under the Licensed Technology to develop, make, have made, use, import, offer for sale and sell Products for use in the Field.

     4.2 Sublicenses. UT shall have the right to grant sublicenses under the licenses in Section 4.1 above to any Third Party or Affiliate. UT shall deliver a copy of each sublicense under this Agreement to Cortech promptly after execution of the same. Each sublicense shall be subject to the terms and conditions of this Agreement.

     4.3 Cortech Future Improvements. Cortech shall notify UT within ninety (90) days of Cortech's development (if any) of a Cortech Future Improvement.


                                    ARTICLE 5

                 LICENSE FEES, ROYALTIES AND MILESTONE PAYMENTS

     5.1 License Fees, Common Stock, Warrants. In consideration for the exclusive license granted to UT herein, UT shall on the Effective Date:

         5.1.1 Pay to Cortech a non-refundable license fee of [ ];

         5.1.2 Execute and deliver to Cortech the Stock Purchase Warrant (the "Warrant") attached hereto as Exhibit F which provides for the issuance to Cortech of warrants to acquire three hundred and fifty thousand (350,000) shares of UT common stock. The Warrant shall be exercisable by Cortech twenty-four (24) months after the Effective Date (the "Warrant Exercise Date") at a purchase price as described in Exhibit F, provided that, UT, using its commercially reasonable discretion, has not terminated all research, development and commercialization efforts regarding the Licensed Compound and the Products as set forth in Section 3.6 above prior to the Warrant Exercise Date. UT's execution and delivery of the Warrant shall be a condition precedent to this Agreement.

     5.2 Royalty. In further consideration for the exclusive license granted to UT herein, during the Royalty Term, UT shall pay to Cortech the following royalties:

         5.2.1 A royalty of [ ] of Net Sales of Products (or Consideration received) by UT, its Affiliates and sublicensees, where Net Sales (or Consideration received) for the quarter in which such royalties are due are [ ] or less;


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         5.2.2 A royalty of [ ] Of Net Sales of Products (or Consideration received) by UT, its Affiliates and sublicensees, where Net Sales (or Consideration received) for the quarter in which such royalties are due are greater than [ ] but less than [ ]; and

         5.2.3 A royalty of [ ] of Net Sales of Products (or Consideration received) by UT, its Affiliates and sublicensees, where Net Sales (or Consideration received) for the quarter in which such royalties are due are greater than [ ].

     5.3 Accrual of Royalties. No royalty shall be payable on a Product distributed to Third Parties solely for marketing and advertising purposes or as a sample for testing or evaluation purposes; provided however, that UT shall be obligated to pay royalties as set forth in Section 5.2 above if UT receives Consideration for such distribution. No multiple royalty shall be payable on a Product because the manufacture, use or sale of such Product is covered by more than one Licensed Patent Right.

     5.4 General Milestone Payments. As further consideration for the exclusive license granted to UT under this Agreement, UT shall pay Cortech a non-refundable milestone payment of [ ] on the earlier of (a) enrollment of the first patient in the first clinical study in any country, using the Licensed Compound, which is designed and "statistically powered" to demonstrate a beneficial effect on a primary efficacy endpoint, or (b) the date two (2) years and six (6) months after the Effective Date; provided that, with respect to this clause (b), (i) a governmental regulatory agency has not imposed a material restriction on UT's Product regulatory approval activities under this Agreement, which restriction has delayed or prevented UT from commencing such clinical trial, (ii) a governmental regulatory agency has not required UT to materially change the development plan and timeline set forth in Exhibit C, which change has delayed or prevented the commencement of such clinical trial or (iii) negative or equivocal study results have not arisen which necessitate a material and significant change in the development plan and timeline set forth in Exhibit C, which change has delayed or prevented the commencement of such clinical trial, and provided further in any event, such milestone payment shall be due and payable as set forth in clause (a) above.

     5.5 Milestone Payments for Orphan Indications. As further consideration for the exclusive license granted to UT under this Agreement, UT shall pay Cortech the following non-refundable milestone payments upon the first occurrence of each event set forth below with respect to the first Product developed by or for UT for an Orphan Indication which achieves such milestone set forth below:

                  5.5.1    [      ] upon filing an NDA in the United States;

                  5.5.2    [      ] upon the filing of a marketing authorization
                                    application (MAA) in any country outside of the United States;

                  5.5.3    [      ] upon receipt of the required marketing
                                    approval from the FDA;

                  5.5.4    [      ] upon receipt of MAA approval from the
                                    governing health authority of any country
                                    (other than the United States); and

                  5.5.5    [      ] on the date which is one year after the
                                    date of UT's First Commercial Sale.

     5.6 Milestone Payments for Non-Orphan Indications. As further consideration for the exclusive license granted to UT under this Agreement, UT shall pay Cortech the following non-refundable milestone payments upon the first occurrence of each event set forth below with respect to the first Product developed by or for UT for a non-Orphan Indication which achieves such milestone set forth below:

                  5.6.1    [      ] upon commencement of Phase III clinical
                                    trials in the United States (or their
                                    equivalent in any other country);

                  5.6.2    [      ] upon filing an NDA in the United States;

                  5.6.3    [      ] upon the filing of an MAA in any country
                                    outside the United States;

                  5.6.4    [      ] upon receipt of the required marketing
                                    approval from the FDA; and

                  5.6.5    [      ] upon receipt of MAA approval from the
                                    governing health authority of any country
                                    (other than the United States).

     5.7 Third Party Royalties. If UT is required during any quarter, with respect to any Product in any country, to pay to Third Parties a royalty greater than [ ] of Net Sales (the "Threshold Royalty") in order to exercise its rights hereunder to practice any process or method, or to make, use or sell any composition which is the subject of a Valid Claim in such country, the royalties owning from UT to Cortech shall be offset as set forth below.

         5.7.1 If such Net Sales of Products by UT, its Affiliates and sublicensees are equal to or greater than [ ] for such quarter, then UT shall have the right to credit the amount of such Third Party royalty payments in such country against the royalties owing to Cortech under Section 5.2 above as set forth in this Section 5.7.1. If the royalties payable by UT to such Third Parties in such country exceeds the Threshold Royalty, the royalties payable by UT to Cortech under Section 5.2 above for Products sold by UT in such country shall be reduced by [ ] for each [ ] royalty payable by UT over the Threshold Royalty; provided however that such royalty reductions shall not exceed [ ]. By way of explanation and illustration only, if during a quarter UT has total quarterly Net Sales greater than [ ] and UT is required in a particular country to pay to Third Parties a total aggregate royalty of [ ] of Net Sales in such country, the royalties owed by UT to Cortech for UT's Net Sales in such country would be reduced by a total of [ ] (i.e., a [ ] reduction in the royalties payable to Cortech for each [ ] royalty payable to the Third Parties over the Threshold Royalty, up to a maximum reduction of [ ], and the total royalty amount payable by UT to Cortech in such country would be equal to [ ] instead of [ ].

         5.7.2 If such Net Sales of Products by UT, its Affiliates and sublicensees are equal to or greater than [ ] but less than [ ] for such quarter, then UT shall have the right to credit the amount of such Third Party royalty payments in such country against the royalties owing to Cortech under
Section 5.2 above as set forth in this Section 5.7.2. If the royalties payable by UT to such Third Parties in such country exceeds the Threshold Royalty, the royalties payable by UT to Cortech under Section 5.2 above for Products sold by UT in such country shall be reduced by [ ] for each [ ] royalty payable by UT over the Threshold Royalty; provided however that such royalty reductions shall not exceed [ ].

         5.7.3 If such Net Sales of Products by UT, its Affiliates and sublicensees are less than [ ] for such quarter, then UT shall have the right to credit the amount of such Third Party royalty payments in such country against the royalties owing to Cortech under Section 5.2 above as set forth in this
Section 5.7.3. If the royalties payable by UT to such Third Parties in such country exceeds the Threshold Royalty, the royalties payable by UT to Cortech under Section 5.2 above for Products sold by UT in such country shall be reduced by [ ] for each [ ] royalty payable by UT over the Threshold Royalty; provided however that such royalty reductions shall not exceed [ ].

     5.8 HMR Agreement. In the event that Cortech fails to cure a Notice of Default within forty-five (45) days of receipt, upon UT's written request, Cortech shall assign the HMR Agreement to UT. In the event that such an assignment is made, Cortech shall provide a credit to UT against the royalties UT is required to pay to Cortech under Section 5.2 above equivalent to twice the amount of the reasonable and direct expenses incurred by UT as a result of the assignment, including but not limited to, payment of royalties to HMR required under the Agreement.

                                    ARTICLE 6

                         ROYALTY REPORTS AND ACCOUNTING

     6.1 Reports, Exchange Rates. UT shall notify Cortech in writing promptly upon the First Commercial Sale of a Product by UT, its Affiliates or its sublicensees. During the term of this Agreement following the First Commercial Sale of a Product, UT shall furnish to Cortech a quarterly written report showing in reasonably specific detail, on a country by country basis, (a) the gross sales of each Product sold by UT, its Affiliates and its sublicensees during the reporting period and the calculation of Net Sales from such gross sales; (b) the royalties payable in Dollars, if any, which shall have accrued hereunder based upon Net Sales of each Product; (c) the withholding taxes, if any, required by law to be deducted in respect of such sales, (d) the date of the First Commercial Sales of each Product in each country during the reporting period; and (e) the exchange rates used in determining the amount of Dollars. With respect to sales of Products invoiced in Dollars, the gross sales, Net Sales, and royalties payable shall be expressed in Dollars. With respect to sales of Products invoiced in a currency other than Dollars, the gross sales, Net Sales and royalties payable shall be expressed in the domestic currency of the party making the sale together with the Dollar equivalent of the royalty payable. The Dollar equivalent shall be calculated using the average exchange rate (local currency per US$1) published in The Wall Street Journal Western Edition, under the heading "Currency Trading," on each of the last business day of each month during the applicable calendar quarter. Reports shall be due on the seventy-fifth (75th) day following the close of each quarter. UT, its Affiliates and its sublicensees shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

     6.2 Audits.

         6.2.1 Upon the written request of Cortech, and not more than twice in each calendar year, UT shall permit an independent certified public accounting firm of globally recognized standing, selected by Cortech, at Cortech's expense, to have access during normal business hours to such of the records of UT as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for the last three (3) full fiscal years prior to the date of such request. The accounting firm shall disclose to Cortech or its licensors only whether the records are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

         6.2.2 If such accounting firm concludes that additional royalties were owed during such period, UT shall pay the additional royalties within thirty
(30) days of the date Cortech delivers to UT such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by Cortech; provided however, if the audit discloses that the royalties payable by UT for the audited period are more than one hundred five percent (105%) of the royalties actually paid for such period, then UT shall pay the reasonable fees and expenses charged by such accounting firm.

         6.2.3 UT shall include in each permitted sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to UT, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Cortech's independent accountant to the same extent required of UT under this Agreement. Upon the expiration of twenty-four (24) months following the end of any year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon Cortech and UT, its Affiliates and sublicensees.

     6.3 Confidential Financial Information. Cortech shall treat all financial information subject to review under this Article 6 or under any sublicense agreement as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

                                    ARTICLE 7

                                    PAYMENTS

     7.1 Payment Terms. Royalties shown to have accrued by each royalty report provided for under Article 6 above shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

     7.2 Payment Method. Except as provided in this Section 7.2, all payments by UT to Cortech under this Agreement shall be paid in Dollars, and all such payments shall be originated from a United States bank located in the United States and made by bank wire transfer in immediately available funds to such account as Cortech shall designate before such payment is due. Upon Cortech's election made in writing not less than thirty (30) days prior to any payment date, UT shall pay all royalties owing to Cortech hereunder in the currency in which such royalties accrued, without conversion into Dollars.

     7.3 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where the Product is sold, payment shall be made through such lawful means or methods as Cortech reasonably shall determine.

     7.4 Withholding Taxes. All amounts owing from UT to Cortech under this Agreement are net amounts, and shall be grossed-up to account for any withholding taxes, value-added taxes or other materially similar taxes, levies or charges with respect to such amounts, other than United States taxes, payable by UT, its Affiliates or sublicensees, or any taxes required to be withheld by UT, its Affiliates or sublicensees having a permanent establishment in any country or otherwise being subject to taxation by such country (except solely by reason of the license granted under this Agreement).

                                    ARTICLE 8

                      INFRINGEMENT ACTIONS BY THIRD PARTIES

     If UT, or any of its Affiliates, sublicensees or customers shall be sued by a Third Party for infringement of a Third Party's patent because of the manufacture, use or sale of Products, UT shall promptly notify Cortech in writing of the institution of such suit. If the alleged infringing process, method or composition is claimed under the Licensed Patent Rights, UT shall promptly cease the manufacture, use, sale, offering for sale or importation of the allegedly infringing process, method or composition claimed under the Licensed Patent Rights and UT shall have the right, subject to the reasonable approval of Cortech, to control the defense of such suit at UT's own expense, in which event Cortech shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and furnish to UT all evidence and assistance in its control. If UT does not elect within thirty (30) days after such notice to so control the defense of such suit, Cortech may undertake such control at its own expense, and UT shall then have the right to be represented by advisory counsel of its own selection, at its own expense, and UT shall cooperate fully in the defense of such suit and otherwise furnish to Cortech all evidence and assistance in UT's control. The party controlling the suit may not settle the suit or otherwise consent to an adverse judgment in such suit that diminishes the rights or interests of the non-controlling party without the express written consent of the non-controlling party. Any judgments, settlements or damages payable with respect to legal proceedings covered by this Article 8 shall be paid by the party which controls the litigation.

                                    ARTICLE 9

                                 CONFIDENTIALITY

     9.1 Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all information of the other party (including samples) disclosed by the other party and identified as, or acknowledged to be, confidential (the "Confidential Information"), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, affiliates, employees, permitted licensees, permitted assignees and agents, consultants, lawyers, bankers, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information.

     9.2 Permitted Disclosures. The confidentiality obligations contained in
Section 9.1 above shall not apply to the extent that (a) any receiving party (the "Recipient") is required (i) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof, or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the other party.

     9.3 Terms of this Agreement. Except as otherwise provided in Section 9.2 above and subject to either party's reporting obligations under applicable state and federal laws, Cortech and UT shall not disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party. Notwithstanding the foregoing, prior to execution of this Agreement, UT and Cortech shall agree upon the substance of information that can be used to describe the terms of this transaction in a press release or other similar publication, and UT and Cortech may disclose such information, as modified by mutual agreement from time to time, without the other party's consent.

     9.4 Publication. Neither party shall submit for written or oral publication or presentation any manuscript, abstract, writing, printed material or the like which includes data or any other information generated and provided solely by the other party without first obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, provided, however, that valid commercial reasons may exist for withholding such consent. Nothing contained herein shall be construed as precluding either party from making, in its discretion, any disclosures of information of any type which relate to the safety, efficacy, toxicology or pharmacokinetic characteristics of the Products to the extent that either party may be required by law to make disclosures of such information.

                                   ARTICLE 10

                                     PATENTS

     10.1 Ownership of Inventions and Patents. The entire right and title in all inventions, discoveries, improvements or other technology for the manufacture or use of a Product, and all methods and processes relating thereto, whether or not patentable, and any patent applications or patents based thereon, made or conceived during and pursuant to the obligations of the parties set forth in this Agreement (collectively, the "Inventions") (a) by employees or others acting solely on behalf of Cortech or its Affiliates shall be owned solely by Cortech (the "Cortech

Inventions"), (b) by employees or others acting solely on behalf of UT, its Affiliates or its sublicensees shall be owned solely by UT (the "UT Inventions"), and (c) by employees or others acting jointly on behalf of Cortech and UT or their respective Affiliates and sublicensees, shall be owned jointly by Cortech and UT (the "Joint Inventions"). Each party promptly shall disclose to the other party the making, conception or reduction to practice of Inventions by employees or others acting on behalf of such party. Cortech and UT each hereby represents that all employees and other Persons acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign to it, or as it shall direct, all Inventions made or developed by such employees or other Persons; provided however that in the case of an arrangement between UT and a university whereby Inventions arise during the course of such university's performance of research or development work with respect to a Product, UT shall have the right to enter into a binding written agreement with such university for such Inventions to be either assigned to UT or exclusively licensed to UT (on a worldwide basis with the right to sublicense) by such university, provided that, all university employees performing such research or development are under binding written agreements with such university to assign to such university all Inventions made or developed by such university employees.

     10.2 Prosecution and Maintenance. Cortech and UT each shall have the right, at its discretion and using commercially reasonable practices, control the prosecution, grant and maintenance of its patent rights on its Inventions, and to select all patent counsel or other professionals to advise, represent or act for it in all matters relating to the prosecution and maintenance of its patent rights on its Inventions. All costs incurred in connection therewith shall be borne by the party taking action with respect to such patent rights on such Inventions. UT shall control the prosecution, grant and maintenance of patent rights regarding Joint Inventions, and UT and Cortech shall bear all costs incurred in connection therewith. With respect to the costs of prosecution and maintenance, Cortech shall bear [ ] of such costs and UT shall bear [ ] of such costs. UT shall inform Cortech at regular intervals, or on request, about the status of joint patent applications or joint patents for which it is responsible.

     In the event that Cortech or UT elects not to file a patent application or decides to abandon any pending application or granted patent under its patent rights (or Cortech, in the case of the Licensed Patent Rights), the UT Inventions or the Joint Inventions in any country, it shall provide adequate notice to the other party and give the other party the opportunity to file or maintain such application or patent at its own expense; provided, however, that except for the right to file and maintain such patent rights, the ownership rights of Cortech and UT to such patent rights shall not be affected by reason of this paragraph.

     10.3 Cooperation. Each party shall make available to the other party or its authorized attorneys, agents, consultants or representatives, if available, such information necessary or appropriate to enable the appropriate party (at the appropriate party's cost and expense) to file, prosecute and maintain patent applications and resulting patents with respect to Inventions, as set forth in
Section 10.2 above, for a period of time reasonably sufficient for such party to obtain the assistance it needs from such personnel. Where appropriate, each party shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other.

     10.4 No Other Technology Rights. Except as otherwise provided in this Agreement, under no circumstances shall a party, as a result of this Agreement, obtain any ownership interest or other right in any technology, Licensed Technology, Licensed Compound, know-how, patents, pending patent applications, products, compounds, materials, vaccines, antibodies, cell lines or cultures, or animals of the other party, including items owned, controlled or developed by the other, or transferred by the other to such party at any time pursuant to this Agreement. It is understood and agreed by the parties that this Agreement does not grant to either party any license or other right in basic technology of the other party except to the extent necessary to enable the parties to carry out their obligations under this Agreement or the research, development, commercialization and marketing of Products.

     10.5 Notification of Infringement. Each party shall notify the other party of any significant and continuing infringement known to such party of any joint patent rights on Joint Inventions or patent rights of the other party and shall provide the other party with the available evidence, if any, of such infringement.

     10.6 Enforcement of Licensed Patent Rights and Joint Inventions. UT, in the case of Joint Inventions and Cortech, in the case of Licensed Patent Rights (the "Enforcing Party") shall in good faith use its commercially reasonable discretion and efforts to enforce such patent rights against infringers, and to consult with the other party both prior to and during such enforcement.

     The Enforcing Party shall have six (6) months from the date of receipt of notice under this Section 10.6 to abate the infringement, or to file suit against at least one of the infringers, at its sole expense, following consultation with the other party; provided, however, that within thirty (30) days after receipt of notice from the party whose patent rights allegedly are being infringed of its intent to file such suit, the other party shall have the right to fund up to one-half (1/2) of the costs of such suit.

     If the Enforcing Party does not within six (6) months of receipt of such notice, abate the infringement or file suit to enforce the patent rights against at least one infringing party in a country, the other party shall have the right to take whatever action it deems appropriate in its own name or, if required by law, in the name of the party whose patent rights allegedly are being infringed, to enforce the patent rights, provided that, the foregoing provisions of this sentence shall not apply if the board of directors of UT or Cortech, in their commercially reasonable discretion, has made a good faith determination that such infringement should not be abated and provided, further, that, within sixty
(60) days after receipt of notice of the other party's intent to file such suit, the Enforcing Party shall have the right to jointly prosecute such suit and to fund up to one-half (1/2) the costs of such suit.

     The party controlling the action may not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling party without the express written consent of the non-controlling party. All monies recovered upon the final judgment or settlement of any such suit shall be shared, after reimbursement of expenses, by Cortech and UT pro rata according to the respective percentages of costs borne by each party in such suit pursuant to this Section 10.6. Notwithstanding the foregoing, Cortech and UT shall fully cooperate with each other in the planning and execution of any action to enforce the patent rights.

                                   ARTICLE 11

                                    INDEMNITY

     11.1 Indemnity.

         11.1.1 By Cortech. Cortech shall indemnify and hold UT harmless, and hereby forever releases and discharges UT, from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) resulting from all claims, demands, actions and other proceedings by any Third Party to the extent arising from (a) the breach of any representation, warranty or covenant of Cortech under this Agreement or (b) the gross negligence or willful misconduct of Cortech in the performance of its obligations and its permitted activities under this Agreement.

         11.1.2 By UT. UT shall indemnify and hold Cortech harmless, and hereby forever releases and discharges Cortech, from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) resulting from all claims, demands, actions and other proceedings by any Third Party to the extent arising from (a) the breach of any representation, warranty or covenant of UT under this Agreement, (b) the research, development, manufacturing, commercialization or marketing of Products (without regard to culpable conduct), or (c) the gross negligence or willful misconduct of UT or its Affiliates or sublicensees in the performance of its or their obligations, and its or their permitted activities under this Agreement.

     11.2 Procedure. A party (the "Indemnitee") that intends to claim indemnification under this Article 11 shall promptly notify the other party (the "Indemnitor") of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification, The Indemnitor shall have the right to participate in, and to the extent the Indemnitor so desires jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings. The indemnity obligations under this Article 11 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if s settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after notice of any such claim or demand, or the commencement any such action or other proceeding, if prejudicial to its ability to defend such claim, demand, action or other proceeding, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 11 with respect thereto, but the omission so to deliver notice to the Indemnitor shall not relieve it of any liability that it may have to the Indemnitee otherwise than under Article 11. The Indemnitor may not settle or otherwise consent to an adverse judgment in such claim, demand, action or other proceeding, that diminishes the rights or interests of Indemnitee without the prior express written consent of the Indemnitee, which consent shall be unreasonably withheld or delayed. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Article 11.

     11.3 Insurance. UT, at its own expense, shall maintain comprehensive general liability insurance, including contractual liability insurance and product liability insurance against claims regarding the research, development, manufacture, commercialization or marketing of the Products under this Agreement. UT shall maintain such insurance for so long as it continues to research, develop, manufacture, commercialize, market, use or sell Products, and thereafter for so long as it customarily maintains insurance for itself covering similar activities with its other similar products. During the clinical development of Products, such coverage shall be at least [ ] per occurrence. Promptly upon commercial introduction of the initial Product, the parties shall negotiate in good faith the level to which UT shall increase such insurance coverage.


                                   ARTICLE 12

                                   TERMINATION

     12.1 Expiration. Subject to the provisions of Sections 12.2 and 12.3 below, this Agreement shall expire on the expiration of UT's obligation to pay royalties to Cortech under Section 5.2 above.

     12.2 Termination for Cause

         12.2.1 By Either Party. Except as otherwise provided in Article 13, either party may terminate this Agreement upon or after the breach of any material provision of this Agreement by the other party if the other party has not cured such breach within thirty (30) day after notice thereof by the non-breaching party.

         12.2.2 By Cortech. Except as otherwise provided in Article 13, Cortech may terminate this Agreement if UT has not commenced Phase II clinical trials of a Product within two (2) years and six (6) months after the Effective Date, provided that, (a) a governmental regulatory agency has not imposed a material restriction on UT's Product regulatory approval activities under this Agreement, which restriction has delayed or prevented the commencement of such clinical trial, or (b) negative or equivocal study results have not arisen which necessitated a material and significant change in the development plan and timeline set forth in Exhibit C, which change delayed or prevented the commencement of such clinical trial.

         12.2.3 By UT. UT may terminate this Agreement at any time and without penalty, if UT, using commercially reasonable efforts, is unable to develop and commercialize Products.

     12.3 Bankruptcy. In the event of the institution by or against either party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such party's debts which are not dismissed within sixty
(60) days, or upon such party's making an assignment for the benefit of creditors, or upon such party's dissolution or ceasing to do business, the other party shall have the right to terminate this Agreement upon written notice to the other party.

     12.4 Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Section 6.2 and Articles 9, 10 and 11 shall survive the expiration or termination of this Agreement. Except in the cases of a termination of this Agreement (a) by Cortech due to a material breach of this Agreement by UT or (b) in connection with a Product's infringement on the intellectual property rights of a Third Party, upon any termination of this Agreement, UT shall have the right and option to promptly sell any remaining UT inventories of Product using UT's best efforts.

                                   ARTICLE 13

                                  FORCE MAJEURE

     Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or other party.


                                   ARTICLE 14

                                  MISCELLANEOUS

     14.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other party shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, U.S. first class mail or


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


courier), U.S. first class mail or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Cortech:             Cortech, Inc.
                           6850 North Broadway
                           Denver, Colorado  80221
                           Attention:  President

with a copy to:            Dechert Price & Rhoads
                           Princeton Pike Corp. Center
                           997 Lennox Drive, Building 3
                           Lawrenceville, NJ  08648
                           Attention:  Allen Bloom, Esq.

If to UT:                  United Therapeutics Corporation
                           2 Davis Drive
                           Research Triangle Park
                           North Carolina  27709
                           Attention: President

with a copy to:            Mahon Patusky Rothblatt & Fisher
                           1735 Connecticut Avenue, N.W.
                           Third Floor
                           Washington, D.C. 20009
                           Attention:  Paul A. Mahon, Esq.

     14.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

     14.3 Assignment. UT shall not assign its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of Cortech; provided however, that either party may, without such consent, assign this Agreement and its rights and obligations thereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any purported assignment in violation of this Section
14.3 shall be void.

     14.4 Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

     14.5 Entire Agreement. This Agreement embodies the entire understanding between the parties and supersedes any prior understanding and agreements between and among them respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

     14.6 Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

     14.7 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

     14.8 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     14.9 Independent Contractors. The relationship between Cortech and UT is that of independent contractors. Neither party has any actual or apparent authority, express or implied, to act on behalf of the other party or to bind the other party to any obligations. Neither party shall be deemed to be an agent or servant of the other party or a partner or venturer with the other party. Neither party shall control, or have any right to control, the manner, method and means by which the other party makes, has made, uses, sells, leases or otherwise provides or markets its products and services.

     14.10 LIMITATION OF LIABILITY. EXCEPT AS MAY BE ELSEWHERE HEREIN SPECIFICALLY PROVIDED FOR, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR FOR ANY LOST PROFITS OF THE OTHER PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THE PERFORMANCE OR FAILURE TO PERFORM ANY OBLIGATIONS SET FORTH HEREIN.

     14.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth below.

                                      CORTECH, INC.



                                      /s/ Diarmuid Boran
                                      -----------------------------
                                      Diarmuid Boran
                                      Chief Operating Officer

                                      Dated:   11/4/98
                                               --------------------


                                      UNITED THERAPEUTICS CORPORATION



                                      /s/ Martine A. Rothblatt
                                      -----------------------------
                                      Martine A. Rothblatt
                                      Chief Executive Officer


                                      Dated:   10/30/98
                                               --------------------

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